Exhibit 10.6.2

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of the 23 day of January, 2004, by and between CA-METRO PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and LOGICVISION, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor in interest to Spieker Properties, L.P.) and Tenant are parties to that certain lease dated August 13, 1998, which lease has been previously amended by that certain Extension Agreement dated January 17, 2000 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 17,690 rentable square feet (the “Original Premises”) described as Suite No. 300 on the third floor of the building commonly known as 101 Metro Drive, San Jose, California (the “Building”). The Building is part of a three building office project commonly known as Metro Plaza (“Project”)

B. Tenant and Landlord agree to relocate Tenant from the Original Premises to 17,539 rentable square feet of space in another building within the Project described as Suite No. 300 on the third floor of the building located at 25 Metro Drive (“New Building”), as shown on Exhibit A attached hereto (the “Substitution Space”).

C. The Lease by its terms shall expire on March 31, 2005 (“Prior Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. Substitution.

A. Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 17,539 rentable square feet and described as Suite No. 300 on the third floor of the New Building.

B. The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease.

II. Substitution Effective Date.

A. The “Substitution Effective Date” shall be the later to occur of (i) March 31, 2004 (the “Target Substitution Effective Date”), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Substitution Space has been substantially completed; provided however, that if Landlord shall be delayed in substantially completing the Landlord work in the Substitution Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

1. Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable and reasonable due date but not less than two business days;

2. Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord in writing that the selection may result in a delay, unless Landlord determines that such selection of equipment and materials will not affect the Target Substitution Effective Date;

3, Changes requested or made by Tenant to previously approved plans and specifications, unless the Landlord determines that such changes will not affect the Target Substitution Effective Date;

4. The performance of work in the Substitution Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work if Landlord informs Tenant in writing of the potential delay which may be caused by Tenant or its contractors and Tenant or its contractor do not cease their work; or

5. If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay (beyond the parties’ mutually agreed upon time for performance) by Tenant or Tenant’s contractor(s) in the completion of such work.

The Substitution Space shall be deemed to be substantially completed on the date that Landlord’s architect reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delay[s]), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of which does not materially interfere with Tenant’s use of the Substitution Space. The adjustment of the Substitution Effective Date shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed Tenant shall continue to be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease, as amended hereby, including the new Rent schedule set forth in Paragraph IV below.

B. In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Paragraph II.A. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Tenant Delays), including, but not limited to, holding over by prior occupants. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Substitution Effective Date is delayed, the Extended Termination Date shall not be similarly extended.

III. Extension. The Term of the Lease is extended for a period of 60 months and shall expire on March 31, 2010 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

IV. Base Rent. Effective as of April 1, 2004, the schedule of Base Rent payable with respect to the Premises (i.e., the Original Premises or the Substitution Space, as the case may be) during the remainder of the current Term and the Extended Term is the following:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
04/01/04 – 03/31/05	$14.40	$252,561.60	$21,046.80
04/01/05 – 03/31/06	$14.83	$260,103.36	$21,675.28
04/01/06 – 03/31/07	$15.27	$267,820.56	$22,318.38
04/01/07 – 03/31/08	$15.73	$275,888.52	$22,990.71
04/01/08 – 03/31/09	$16.20	$284,131.80	$23,677.65
04/01/09 – 03/31/10	$16.69	$292,725.96	$24,393.83

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

V. Reduction of Security Deposit. Subject to the remaining terms of this Paragraph, Tenant shall have the right to reduce the amount of the Security Deposit (i.e., $191,052.00) held by Landlord pursuant to Section 19 of the Lease so that the new Security Deposit amount will be $23,677.65 if, following the Substitution Effective Date, Tenant’s CPA certified or reviewed financial statements indicate Tenant has posted net profits under GAAP for three (3) consecutive quarters. However, notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Original Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no right to reduce the amount of the Security Deposit as described herein.

If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above, along with financial statements evidencing Tenant’s right to reduce the Security Deposit in form and substance reasonably satisfactory to Landlord (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 30 days after the later to occur of (a) Landlord’s receipt of the Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

VI. Tenant’s Proportionate Share. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Premises is 4.25%. For purposes of determining Tenant’s Proportionate Share, the 3 office buildings located at 25 Metro Drive, 101 Metro Drive, and 181 Metro Drive, all located in San Jose, California, shall be treated as a single building for purposes of obtaining or providing services or otherwise determining Operating Expenses. Tenant’s Proportionate Share with respect to the Premises reflects the combined rentable area in the foregoing buildings, collectively. However, notwithstanding the foregoing, if one or more buildings are removed from the group of buildings as described above, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings as described above, then Tenant’s Proportionate Share with respect to the Premises shall be appropriately modified or adjusted to reflect the deletion or addition of such buildings.

VII. Expenses and Taxes. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses applicable to the Premises in accordance with the terms of the Lease, as amended hereby.

VIII. Improvements to Substitution Space.

A. Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment, including but no limited to Paragraph VIII.B.

B. Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with the Work Letter attached hereto as Exhibit B.

IX. Early Access to Substitution Space. During any period that Tenant shall be permitted to enter the Substitution Space prior to the Substitution Effective Date (e.g., to perform alterations or improvements), if any, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Substitution Space. If Tenant takes possession of the Substitution Space prior to the Substitution Effective Date for any reason whatsoever (other than the performance of work in the Substitution Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Substitution Space to Landlord on a per diem basis for each day of occupancy prior to the Substitution Effective Date. Notwithstanding the foregoing, but subject to the terms of the Lease, as amended hereby, Landlord grants Tenant the right to enter the Premises, at Tenant’s sole risk, on or after the date which is three weeks prior to the Substitution Effective Date solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty. Landlord may withdraw such permission to enter the Premises prior to the Substitution Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord’s work described in Exhibit B at the earliest possible date. Tenant shall not be required to pay Rent with respect to the Substitution Space for any days of possession before April 1, 2004, during which Tenant is in possession of the Premises for the purpose described in the preceding sentence.

X. Holding Over. Landlord and Tenant agree that Tenant requires five (5) business days in order to move from the Original Premises into the Substitution Space. Accordingly, the parties agree that Landlord will make the Substitution Space available for Tenant to move into such space at least five (5) business days prior to the Substitution Effective Date. Landlord shall therefore give Tenant five (5) business days written notice prior to the Substitution Effective Date so as to notify Tenant of the availability of the Substitution Space for purposes of Tenant’s move into the Substitution Space (“Availability Notice”). If, following Landlord’s delivery of the Availability Notice, Tenant continues to occupy the Original Premises for a period in excess of five (5) days following the Original Premises Vacation Date (as defined in Section I above), occupancy of the Original Premises subsequent to such date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover, and in addition to Base Rent payable by Tenant for the Substitution Space) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding such holding over, provided that in no event shall Base Rent and Additional Rent during the holdover period be less than the fair market rental for the Original Premises. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the Original Premises Vacation Date shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant in the Original Premises beyond the date which is five (5) days following the Original Premises Vacation Date, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant.

XI. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A. Landlord’s Notice Address. The addresses for Landlord set forth in the Basic Lease Information of the Lease are hereby deleted in their entireties and replaced with the following:

“Landlord:

CA-Metro Plaza Limited Partnership

c/o Equity Office

1740 Technology Drive, Suite 150

San Jose, California 95110

Attention: Metro Plaza Property Manger

A copy of any notices to Landlord shall be sent to Equity Office, 1740 Technology Drive, Suite 150, San Jose, CA 95110, Attn: San Jose Regional Counsel. Rent and all other sums payable by Tenant to Landlord pursuant to this Lease shall be payable to the entity, and sent to the address, Landlord designates from time to time.”

B. After Hours HVAC. As of the date hereof, Landlord’s charge for after hours heating and air conditioning service is $35.00 per hour, subject to change from time to time.

C. Furniture. Tenant shall have the right to use the furniture located in the Substitution Space as of the date hereof (the “Furniture”) during the term of the Lease, as it may be extended hereby, at no additional cost except as hereinafter provided. Tenant agrees that the Furniture is in its “as is” condition and in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the suitability for Tenant’s use, the condition or any other matter relating to the Furniture. Tenant, at its sole cost and expense, shall maintain the Furniture in good condition and repair during the Term and in accordance with the conditions and requirements described in any warranties issued by the manufacturer of the Furniture and delivered to Tenant. In the event of any damage to the Furniture, Tenant shall provide written notice to Landlord of such damage and Tenant shall make any and all repairs that are necessary at Tenant’s sole cost and expense. At all times during the Term, Tenant shall cause the Furniture to be insured pursuant to the provisions of the Lease. Tenant agrees that notwithstanding anything to the contrary contained in this Lease, the Furniture is owned by Landlord; provided, however, ownership of the Furniture shall transfer to Tenant upon the expiration of the Term so long as Tenant has not been in default under the Lease beyond any applicable notice and cure period. Tenant, at Tenant’s sole cost, shall relocate or dispose of any Furniture Tenant does not desire to use in the Premises.

XII. Renewal Option.

A. Grant of Option; Conditions. Tenant shall have the right to extend the Extended Term (the “Renewal Option”) for one additional period of 3 years commencing on the day following the Extended Termination Date and ending on the third anniversary of the Extended Termination Date (the “Renewal Term”), if:

1. Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 6 full calendar months prior to the expiration of the Extended Term and not more than 12 full calendar months prior to the expiration of the Extended Term; and

2. Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3. No more than 40% of the rentable square footage of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4. The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B. Terms Applicable to Premises During Renewal Term.

1. The initial Rent rate per rentable square foot for the Premises during the Renewal Term shall equal 95% of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Rent during the Renewal Term shall increase in accordance with the increases assumed in the determination of Prevailing Market rate. Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

2. Tenant shall pay Additional Rent (i.e. Operating Expenses) for the Premises during the Renewal Term in accordance with Paragraph 7 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s Proportionate Share of Operating Expenses shall be one of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C. Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

D. Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Rent, Extended Term, Extended Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E. Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Project and office buildings comparable to the Project in the San Jose airport area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

XIII. Miscellaneous.

A. This Amendment, and Exhibits A and B attached hereto which are hereby incorporated and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall

Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cresa Partners. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-METRO PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ JOHN W. PETERSEN
		Name:	John W. Petersen
		Title:	Regional Senior Vice President

TENANT:

LOGICVISION, INC., a Delaware corporation

By:	/s/ BRUCE M. JAFFE
Name:	Bruce M. Jaffe
Title:	Vice President

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

[FLOORPLAN]

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EXHIBIT B

WORK LETTER

This Exhibit (this “Work Letter”) by and between CA-METRO PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and LOGICVISION, INC., a Delaware corporation (“Tenant”) for space in the building located at 25 Metro Drive, San Jose, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Substitution Space, as defined in the attached Amendment.

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Paragraph 5 below), using Building Standard methods, materials, and finishes. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Landlord Work have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Landlord Work at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord Work (inclusive of the cost of preparing Plans, obtaining permits and other related costs) shall be limited to $122,773.00 (i.e., $7.00 per rentable square foot of the Premises) (the “Maximum Amount”) and that Tenant shall be responsible for the cost of Landlord Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Landlord shall enter into a direct contract for the Landlord Work with McLarney Construction. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2. The architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work shall be prepared by Reel Grobman (“Architect”) pursuant to a direct contract between Landlord and Architect. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s contract with Architect shall in no event relieve Tenant of the responsibility for such design.

3. If Landlord’s estimate and/or the actual cost of the Landlord Work shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 5 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4. If Landlord’s estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5. If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand to the extent that the cost of performing such revisions cause the cost of Landlord Work to exceed the Maximum Amount. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to

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Tenant by reason of such change, addition or deletion. Tenant, within 3 Business Days, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

7. Any portion of the Maximum Amount which exceeds the cost of the Landlord Work or is otherwise remaining after March 31, 2004 (“Unused Allowance”) shall accrue to the sole benefit of Landlord, it being agreed that, except as expressly provided herein, Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8. Notwithstanding anything to the contrary in this Work Letter, and provided Tenant is not in default under the Lease, as amended hereby, beyond any applicable notice and cure period, Tenant shall have the option to increase the Maximum Amount up to the maximum sum of $210,468 (i.e., by an additional $5.00 per rentable square foot) (“Increased Maximum Amount”) by delivering written notice of such option to Landlord no later than March 31, 2004, which notice shall specify the Increased Maximum Amount. Each dollar per rentable square foot (i.e., $17,539.00) by which the Increased Maximum Amount exceeds the original Maximum Amount shall result in an increase in Base Rent equal to $0.0189 per square foot per month. For example, if Tenant requests that the Maximum Amount be increased by $100,000.00, then Tenant’s Base Rent shall be increased by $.1077 per square foot per months as follows: $100,000/17,539 = 5.70; 5.70 x .0189 = $.1077. If Tenant properly exercises its option hereunder, Landlord shall prepare an amendment to the Lease reflecting the increases in Base Rent.

9. This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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